Exhibit 10.25

DOLLAR GENERAL CORPORATION	BUCK HOLDINGS, L.P.
100 Mission Ridge	c/o KKR 2006 Fund, L.P.
Goodlettesville, Tennessee 37072	2800 Sand Hill Road, Suite 200
Menlo Park, California 94025

July 6, 2007

Kohlberg Kravis Roberts & Co L.P.

2800 Sand Hill Road, Suite 200

Menlo Park, CA 94025

and

Goldman, Sachs & Co.

85 Broad Street

New York, NY 10004

Ladies and Gentlemen:

This letter serves to confirm the retention by Dollar General (the “Company”) of Kohlberg Kravis Roberts & Co. L.P. (the “KKR Manager”) and Goldman, Sachs & Co. (the “GS Manager” and together with the KKR Manager, the “Managers” and each a “Manager”) to provide management, consulting and financial services to the Company and its divisions, subsidiaries and affiliates (collectively, the “Company Group”), as follows:

1.     The Company has retained the Managers, and each Manager hereby agrees to accept such retention, to provide to the Company Group, when and if called upon, certain management, consulting and financial services of the type customarily performed by such Managers.  Commencing on the date hereof (the “Effective Date”), the Company agrees to pay the Managers an aggregate annual fee (the “Advisory Fee”) in an amount equal to five million dollars ($5,000,000), which amount shall increase by 5.0% annually, payable in quarterly installments in arrears at the end of each calendar quarter.  The initial Advisory Fee shall be pro rated to reflect the portion of the current fiscal year which has elapsed prior to the Effective Date.  The Managers shall split the Advisory Fee so that (i) the GS Manager shall receive a portion of the Advisory Fee equal to the product of (x) the Advisory Fee and (y) a fraction the numerator of which is 600,000,000 (the “Original Investment Amount”) and the denominator of which is 2,775,000,000 (such fraction, the “GS Share”) and (ii) the KKR Manager shall receive the remaining portion of the Advisory Fee.  The GS Share of the Advisory Fee shall be adjusted downward in proportion to any reduction in the Original Investment Amount owned in the aggregate by the investment funds affiliated the GS Manager on the last business day in the applicable calendar quarter for which such Advisory Fee is required to be paid.

2.     In consideration for the Managers structuring services rendered in connection with the acquisition of the outstanding shares of the Company by Parent pursuant to the Merger Agreement, dated as of March 11, 2007, by and among Buck Holdings, L.P. (“Parent”), Buck Acquisition Corp. and the Company (the “Merger Agreement”), which services included, but were not limited to, financial advisory services and capital structure review (the “Initial Services”), the Company agrees to also pay the Managers a one-time transaction fee to in an aggregate amount equal to seventy-five million dollars ($75,000,000) (the “Merger Fee”), payable immediately upon the Closing (as defined in the Merger Agreement), which Merger Fee shall be apportioned so that the GS Manager receives the GS Share of such Merger Fee and the KKR Manager receives the remainder of such Merger Fee.

3.     The Company shall, with respect to each proposed transaction, including, without limitation, any proposed acquisition, merger, full or partial recapitalization, structural reorganization (including any divestiture of one or more subsidiaries or operating divisions of any member of the Company Group), reorganization of the shareholdings or other ownership structure of the Company Group, sales or dispositions of assets or equity interests or any other similar transaction (each, a “Transaction”) directly or indirectly involving the members of the Company Group, pay to the Managers an aggregate fee (a “Transaction Fee”) equal to 1.0% of the Transaction Value, or such lesser amount as the Managers and the Company may agree, any such Transaction Fee to be apportioned so that the GS Manager receives the GS Share of such Transaction Fee and the KKR Manager receives the remainder of such Transaction Fee.  The Company, on behalf of the members of the Company Group, may agree to pay a Transaction Fee in excess of 1.0% of the Transaction Value of a Transaction, subject to the consent of the board of directors of the Company.  As used herein, “Transaction Value” means the total value of the applicable Transaction, including, without limitation, the aggregate amount of the cash funds and the aggregate value of the other securities or obligations required to complete such Transaction (excluding any fees payable pursuant to this paragraph 3), including any indebtedness, guarantees, capital stock or similar items issued or made to facilitate, and the amount of any revolving credit or other liquidity facilities or arrangements established in connection with, such Transaction or assumed, refinanced or left outstanding in connection with or immediately following such Transaction.  For purposes of calculating a Transaction Fee, the value of any securities included in the Transaction Value will be determined by the average of the last sales prices for such securities on the five trading days ending five days prior to the consummation of the applicable Transaction, provided that if such securities do not have an existing public trading market, the value of the securities shall be their fair market value as mutually reasonably agreed between the Managers and the Company, on behalf of the members of the Company Group, on the day prior to consummation of such Transaction.  For the avoidance of doubt, no Transaction Fee (other than the Merger Fee) shall be payable to any Manager in respect of the Initial Services.

4.     In addition to any fees that may be payable to the Managers under this agreement, the Company shall, or shall cause one or more of its affiliates to, on behalf of itself and the other members of the Company Group (subject to paragraph 5), reimburse the Managers and their affiliates and their respective employees and agents, from time to time upon request, for all reasonable out-of-pocket expenses incurred, including unreimbursed expenses incurred to the date hereof, in connection with this retention and/or transactions contemplated by the Merger Agreement, including travel expenses and expenses of any legal, accounting or other professional advisors to us or our affiliates.  The Managers may submit monthly expense statements to the Company or any other member of the Company Group, which statements shall be payable within thirty days.  Nothing in this paragraph 4 shall limit any obligations of Parent to reimburse any costs and expenses to the Managers, their subsidiaries or affiliates as provided in the Amended and Restated Limited Partnership Agreement of Parent, dated as of the date hereof, among the parties thereto, as the same may be amended from time to time (the “Partnership Agreement”), or in the Amended and Restated Limited Liability Company Agreement of Buck Holdings, LLC, dated as of the date hereof, among the parties thereto.

5.     Parent and the Company (on behalf of itself and the other members of the Company Group) hereby acknowledge and agree that the obligations of the Company under paragraphs 1- 4 shall be borne jointly and severally by each member of the Company Group.

6.     Parent and the Company (on behalf of itself and the other members of the Company Group) hereby acknowledge and agree that the services provided by the Managers hereunder are being provided subject to the terms of the Indemnification Agreement, dated as of the date hereof, between Parent, the Company, and the Managers (as the same may be amended from time to time, the “Indemnification Agreement”).

7.     Any advice or opinions provided by the Managers may not be disclosed or referred to publicly or to any third party (other than the Company Group’s legal, tax, financial or other advisors), except in accordance with our prior written consent.

8.     Each Manager shall act as an independent contractor, with duties solely to the Company Group.  The provisions hereof shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns.  Nothing in this agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights or remedies under or by reason of this agreement.  Without limiting the generality of the foregoing, the parties acknowledge that nothing in this agreement, expressed or implied, is intended to confer on any present or future holders of any securities of the Company or its subsidiaries or affiliates, or any present or future creditor of the Company or its subsidiaries or affiliates, any rights or remedies under or by reason of this agreement or any performance hereunder.

9.     This agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

10.   All notices and other communications provided for hereunder shall be in writing and shall be sent by first class mail, telex, telecopier or hand delivery:

If to Parent:	Buck Holdings, L.P. c/o Kohlberg Kravis Roberts & Co. L.P. 2800 Sand Hill Road, Suite 200 Menlo Park, CA 94025 Attention: Michael Calbert Facsimile: (650)233-6548

with a copy to: (which shall not constitute notice)	Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Attention:Marni Lerner, Esq. Facsimile:(212) 455-2502

If to the Company:	Dollar General Corporation 100 Mission Ridge Goodlettsville, Tennessee 37072 Attention: Susan S. Lanigan, Esq. Facsimile: (615) 855-5180

with a copy to: (which shall not constitute notice)	Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Attention:Marni Lerner, Esq. Facsimile:(212) 455-2502

If to the KKR Manager:	Kohlberg Kravis Roberts & Co. L.P. 2800 Sand Hill Road, Suite 200 Menlo Park, CA 94025 Attention: Michael Calbert Facsimile: (650)233-6548

with copies to: (which shall not constitute notice)	Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Attention:Marni Lerner, Esq. Facsimile:(212) 455-2502

If to the GS Manager:	Goldman, Sachs & Co. 85 Broad Street New York, New York 10004 Attention: Adrian Jones Tel: (212) 357-5505

with copies to: (which shall not constitute notice)	Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, New York 10004 Attention: Robert C. Schwenkel, Esq. Brian Mangino, Esq. Tel: (212) 859-4000

or to such other address as any of the above shall have designated in writing to the other above.  All such notices and communications shall be deemed to have been given or made (i) when delivered by hand, (ii) five business days after being deposited in the mail, postage prepaid or (iii) when telecopied, receipt acknowledged.

11.   This agreement shall continue in effect from year to year unless amended or terminated by mutual consent.  In addition, in connection with the consummation of a Change of Control (as defined in the Partnership Agreement) or a Qualified IPO (as defined in the Partnership Agreement), the Company may terminate this agreement by delivery of a written notice of termination to the Managers.  In the event of such a termination by the Company of this agreement, the Company shall pay in cash to the Managers (i) all unpaid Advisory Fees payable to such Manager hereunder, all unpaid fees payable to such Manager pursuant to Section 3 of this agreement and all expenses due under this agreement to such Manager with respect to periods prior to the termination date, plus (ii) the net present value (using a discount rate equal to the yield as of such termination date on U.S. Treasury securities of like maturity based on the times such payments would have been due) of the Advisory Fees that would have been payable with respect to the period from the termination date through the twelfth anniversary of the Effective Date, or, if terminated following the twelfth anniversary of the Effective Date, through the first anniversary of the Effective Date occurring after the termination date, any such fees payable pursuant to this clause (ii) to be apportioned so that the GS Manager receives the GS Share of such fee and the KKR Manager receives the remainder of such fee.

12.   Each party hereto represents and warrants that the execution and delivery of this agreement by such party has been duly authorized by all necessary action of such party.

13.   If any term or provision of this agreement or the application thereof shall, in any jurisdiction and to any extent, be invalid and unenforceable, such term or provision shall be ineffective, as to such jurisdiction, solely to the extent of such invalidity or unenforceability without rendering invalid or unenforceable any remaining terms or provisions hereof or affecting the validity or enforceability of such term or provision in any other jurisdiction.  To the extent permitted by applicable law, the parties hereto waive any provision of law that renders any term or provision of this agreement invalid or unenforceable in any respect.

14.   Each party hereto waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of our retention pursuant to, or our performance of the services contemplated by this agreement.

15.   It is expressly understood that the foregoing paragraphs 2-6, 9 and 13 - 17, in their entirety, survive any termination of this agreement.

16.   Except in cases of gross negligence or willful misconduct, none of the Managers, their respective affiliates or any of their respective employees, officers, directors, partners, consultants, members, stockholders or their respective affiliates shall have any liability of any kind whatsoever to any member of the Company Group for any damages, losses or expenses (including, without limitation, special, punitive, incidental or consequential damages and interest, penalties and fees and disbursements of attorneys, accountants, investment bankers and other professional advisors) with respect to the provision of services hereunder.

17.   This letter agreement, the Partnership Agreement and the Indemnification Agreement contain the complete and entire understanding and agreement between the Managers and the Company with respect to the subject matter hereof and supersede all prior and contemporaneous understandings, conditions and agreements, whether written or oral, express or implied, in respect of the subject matter hereof.  The Company acknowledges and agrees that neither Manager makes any representations or warranties in connection with this letter agreement or its provision of services pursuant hereto.  The Company agrees that any acknowledgment or agreement made by the Company in this letter agreement is made on behalf of the Company and the other members of the Company Group.

18.   This agreement may be executed in counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

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If the foregoing sets forth the understanding between us, please so indicate on the enclosed signed copy of this letter in the space provided therefor and return it to us, whereupon this letter shall constitute a binding agreement among us.

Very truly yours,

DOLLAR GENERAL CORPORATION

By:	/s/ David Tehle
Name: David Tehle
Title: Executive Vice President and Chief Financial Officer

BUCK HOLDINGS, L.P.

By: Buck Holdings, LLC, its general partner

By:	/s/ Michael H. Calbert
Name: Michael H. Calbert
Title:

AGREED TO AND ACCEPTED BY:

KOHLBERG KRAVIS ROBERTS & CO. L.P.

By:	/s/ Michael H. Calbert
Name: Michael H. Calbert
Title:

GOLDMAN, SACHS & CO.

By:	/s/ John E. Bowman
Name: John E. Bowman
Title: Managing Director